Exhibit 99.1

Workday Announces CEO Transition as Co-Founder Aneel Bhusri Returns to Lead the Company’s Next Chapter
Carl Eschenbach Steps Down After Leading Company Through a Period of Global Expansion and Operational Scale
Company Reaffirms Fiscal 2026 Fourth Quarter and Full-Year Outlook

PLEASANTON, Calif., February 9, 2026 – Workday, Inc. (NASDAQ: WDAY), the enterprise AI platform for managing people, money, and agents, today announced that co-founder and current executive chair Aneel Bhusri is returning as chief executive officer as the company enters its next chapter, focused on leading in the rapidly evolving AI era. Carl Eschenbach is stepping down as CEO and as a member of the board after leading Workday through a period defined by global growth, an expanded industry focus, and strengthened operational discipline. He will continue to support Bhusri and the company as strategic advisor to the CEO.
“Aneel and Dave Duffield founded Workday with a belief that work could be done differently, and they built one of the most innovative companies in enterprise software,” said Mark Hawkins, Workday vice chair and lead independent director. “As we enter a defining moment shaped by AI, there is no one better than Aneel to lead this next chapter. His vision, conviction, and deep connection to Workday’s culture will position the company to continue to lead in a changing landscape.”
“Carl stepped in at a pivotal time and helped Workday mature into a more global, disciplined organization,” Hawkins continued. “He strengthened the company’s operational foundation while leading with integrity and heart. We’re grateful for his leadership and the impact he’s had on the company. And we’re pleased that he will continue to support Aneel and the company as a strategic advisor.”
“I’m deeply grateful to Carl for leading Workday through an important chapter — scaling the company, building on our foundation, and positioning us well for what’s ahead,” said Bhusri. “We’re now entering one of the most pivotal moments in our history. AI is a bigger transformation than SaaS — and it will define the next generation of market leaders. I’m energized to return as CEO, working alongside our presidents Gerrit Kazmaier and Rob Enslin, and I’m excited about the opportunity in front of us.”
“It’s been a privilege to serve as CEO over the past three years and I’m proud of all we achieved — instilling greater operational discipline, expanding globally, broadening our industry focus and laying meaningful groundwork in AI,” Eschenbach noted. “I could not be more grateful to Aneel and to our board for the trust they placed in me to lead this special company, and I look forward to supporting Aneel and Workday in this next chapter.”
This change is effective immediately, with Bhusri stepping in as the company kicks off its fiscal year 2027.
Fiscal 2026 Fourth Quarter and Full-Year Outlook
As disclosed on its Form 8-K filed with the Securities and Exchange Commission on February 4, 2026, Workday expects its fiscal 2026 fourth quarter and full-year financial results to be in-line with its guidance as provided on its fiscal 2026 third quarter earnings call on November 25, 2025, with the exception of its GAAP operating margin as disclosed in the February 4 Form 8-K.
These expectations are based on preliminary unaudited financial and other information, and subject to normal quarterly closing processes and accounting review. As previously announced, Workday is scheduled to report its fiscal 2026 fourth quarter and full-year financial results after market on Tuesday, February 24, 2026.

About Workday
Workday is the enterprise AI platform for managing people, money, and agents. Workday unifies HR and finance on one intelligent platform with AI at the core to empower people at every level with the clarity, confidence, and insights they need to adapt quickly, make better decisions, and deliver outcomes that matter. Workday is used by more than 11,000 organizations around the world and across industries – from medium-sized businesses to more than 65% of the Fortune 500. For more information about Workday, visit workday.com.
Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding Workday’s leadership transition, plans, beliefs, and expectations, and fiscal 2026 fourth quarter and full year financial results. These forward-looking statements are based only on currently available information and our current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, assumptions, and changes in circumstances that are difficult to predict and many of which are outside of our control. If the risks materialize, assumptions prove incorrect, or we experience unexpected changes in circumstances, actual results could differ materially from the results implied by these forward-looking statements, and therefore you should not rely on any forward-looking statements. Risks include, but are not limited to, risks described in our filings with the Securities and Exchange Commission (“SEC”), including our most recent report on Form 10-Q or Form 10-K and other reports that we have filed and will file with the SEC from time to time, which could cause actual results to vary from expectations. Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by law.
Any unreleased services, features, or functions referenced in this document, our website, or other press releases or public statements that are not currently available are subject to change at Workday's discretion and may not be delivered as planned or at all. Customers who purchase Workday services should make their purchase decisions based upon services, features, and functions that are currently available.
Contacts
Investor Relations:
ir@workday.com
Media:
media@workday.com